Exhibit 99.2

January 9, 2008

To Bank of Hampton Roads Regional Board Members:

I have the great pleasure of announcing to you that Shore Financial Corporation signed a definitive agreement yesterday to combine with Hampton Roads Bankshares, Inc. Shore Financial Corporation, based in Onley, Virginia, is the holding company for Shore Bank, which serves the Eastern Shore of Maryland and Virginia through eight full-service banking facilities and twenty-two ATMS. As of September 30, 2007, Shore Financial Corporation had total assets of $269 million, total deposits of $200 million, total loans of $217 million, and total stockholders’ equity of $27 million. Once the merger is concluded, Shore Bank will retain its competitive distinction and brand by continuing to operate separately as a subsidiary of Hampton Roads Bankshares.

By combining Shore Bank with Bank of Hampton Roads under Hampton Roads Bankshares, we feel as if we have two extraordinary banks with excellent reputations, similar performance driven cultures and operating strengths that are highly complimentary. Like us, Shore Bank is justifiably proud of the quality of their employees, the products and services they offer to their customers and the value that their respective shareholders have historically realized – in sum, they “Enjoy Banking”! Equally important, both banks have also benefited from stable management committed at all levels to long-term value. You can rest assured that the new Hampton Roads Bankshares and each of its subsidiary banks will maintain the same focus and commitment to excellence that we all have come to expect over the past 20 years.

Among the first questions that we would expect you to ask is simply “Why?” The answer is that this business combination brings together two NASDAQ listed companies who share a vision to grow and be the market leader without comprising profitability. The expanded branch network of both subsidiary banks in South Hampton Roads, through the Eastern Shore of Virginia and reaching into Maryland increases our combined deposit and customer base in an effort to meet continued strong loan demand across these markets. Collectively, we also believe that the entire DelMarVa Peninsula presents overlooked opportunities for market consolidation and expansion. Finally, we think that the challenges inherent within the current community banking environment can be better met with a larger, diverse foundation. We expect the combination to take effect later in the Spring of 2008 and we will keep you updated as we proceed through regulatory approvals and other closing processes.

The next question that you might have is “When will advisory boards meet again?” Hopefully, this announcement will explain, in part, where our focus has been for much of 2007. The challenges in the financial services market in the latter part of 2007 also afforded some distraction. However, with this announcement and a new year upon us, you can expect that opportunities to continue and renew involvement with Bank of Hampton Roads will increase and be enhanced. We are presently planning for the initial advisory board meetings in 2008 and you can expect invitations to be forthcoming shortly.

In closing, I want to personally thank all of you for your contributions to our Bank’s past success as it is primarily from these efforts that this combination became possible. We hope you will join us in celebrating the events of today and the tremendous opportunities presented for everyone.

Very truly yours,

/s/ Jack W. Gibson
Jack W. Gibson, President and Chief Executive Officer
Hampton Roads Bankshares, Inc., and Bank of Hampton Roads